Exhibit 99.1

FINANCIAL CONTACTS:
Mark McCollom	610-208-6426	mmccollo@sovereignbank.com
Stacey Weikel	610-208-6112	sweikel@sovereignbank.com

MEDIA CONTACTS
Ed Shultz	610-207-8753	eshultz1@sovereignbank.com

The Abernathy MacGregor Group 212-371-5999
Mike Pascale
Tom Johnson
Sovereign Sends Letter to Shareholders
PHILADELPHIA, Nov. 28 /PRNewswire-FirstCall/ — Sovereign Bancorp, Inc. (NYSE: SOV) today announced that it has sent to all of the Company’s shareholders a letter discussing the benefits of Sovereign’s planned acquisition of Independence Community Bank Corp. of Brooklyn, New York, and of the planned $2.4 billion minority investment in Sovereign by Banco Santander Central Hispano, S.A. of Madrid, Spain. In the letter, Jay S. Sidhu, Chairman, President and Chief Executive Officer of Sovereign, makes a number of points, including the following:
•	We are extending and enhancing Sovereign’s franchise. With the acquisition of Independence, Sovereign will enter the attractive Metro New York market, with the addition of Independence’s 125 branches and $10 billion in deposits. This will extend the Sovereign franchise, which will, following the transaction, reach up the eastern seaboard from Maryland to New Hampshire.

•	We are adding a major financial investor. Santander, with a history of successful investing in U.S. banks, will become a major financial investor in Sovereign, enhancing both Sovereign’s access to capital and its operational know-how. Santander will purchase shares from Sovereign at $27 per share — a significant premium over market.

•	We are building better shareholder returns. Sovereign expects its acquisition of Independence to be accretive to Sovereign’s earnings per share within one year and to produce an internal rate of return in excess of 15%. Sovereign has a long and strong record of superior shareholder value creation. Over the past ten, five and three years, through October 2005, Sovereign’s stock price has appreciated 226%, 170%, and 54%, respectively, outperforming the S&P 500 bank, S&P 500 and Dow Jones and Lehman Brothers Peer Bank indices.

The full text of the shareholder letter follows.

November 25, 2005

To All Our Valued Shareholders:

It is my pleasure to update you on the status of the two important transactions we recently announced and how we believe these transactions will create value for all Sovereign shareholders, customers and the communities we serve. On October 24th, we announced an agreement to acquire Independence Community Bank Corp. of Brooklyn, New York for $42 per share in cash. At the same time, we announced that Banco Santander Central Hispano, S.A. of Madrid, Spain has agreed to make a $2.4 billion minority investment in Sovereign, by agreeing to purchase shares from Sovereign at $27 per share — a significant premium over market. As a result of this purchase, Santander will own 19.8% of Sovereign’s stock and the proceeds of this investment will facilitate our acquisition of Independence. We are convinced that these transactions significantly enhance Sovereign’s franchise value and will be accretive to our short- term and long-term earnings alike.

We also are pleased to announce that, following our decision to make revisions to certain provisions of our agreement with Santander, we have received confirmation from the New York Stock Exchange that the transaction with Santander can proceed as planned. We will continue to keep you informed as we move towards the completion of these two important transactions.

We are building a better bank for our shareholders and customers. Until now, our expansion throughout the Northeast has bypassed the nation’s largest market — New York. We are thrilled to now enter the attractive Metro New York market, which includes an expanded presence in

New Jersey. We will be adding 125 branches with $10 billion in deposits. Alan Fishman, President and CEO of Independence, will become the President and COO of Sovereign Bank and Chairman and CEO of the Metro New York market. Independence is a strong retail bank with the ninth-largest deposit share in the New York Metro market; it is also a major force in commercial real estate and multi-family lending. In addition, we are looking forward to bringing Sovereign’s consumer and commercial products into the New York market. This is a great extension of the Sovereign franchise, which, following the transaction, will reach up the eastern seaboard from Maryland to New Hampshire.
At the same time, we are extremely proud to welcome Santander as a major financial investor in Sovereign. Santander is the ninth-largest bank in the world ranked by market capitalization and a highly respected global financial institution. Santander has been very successful in expanding into the United Kingdom, Mexico, Puerto Rico and Latin America. It has also been successful investing in U.S. banks. Santander will become our largest shareholder, and two of Santander’s top executives will join our Board of Directors. We believe our relationship with Santander will enhance our access to capital and operational know-how.
We are building better shareholder returns, both short-term and long- term.
We expect the Independence acquisition to be accretive to earnings per share within one year and to provide an internal rate of return in excess of 15%, well above our cost of capital. Sovereign has a long and strong record of superior shareholder value creation. Over the last ten, five and three years, through October 2005, Sovereign’s stock price has appreciated 226%, 170%, and 54%, respectively, significantly outperforming the S&P 500 bank, S&P 500 and Dow Jones and Lehman Brothers Peer Bank indices. We hope to keep that record going. These transactions will not only expand both our geography and our total size, but also make possible new products and services for our customers, new efficiencies in our operations and new economies in our financings.
We are committed to the highest level of integrity.
Corporate governance is vitally important to us. I am the only management member of our Board; all our other Board members are independent directors. The audit, compensation, nominating, and ethics and corporate governance committees consist entirely of independent directors. We have in place, and faithfully adhere to, strict policies on conflicts of interest and on transactions with related parties. Just this past summer we revised our director compensation package to bring it more into line with prevailing industry practice.
We mention these things only because a dissident hedge fund is threatening to pursue a proxy fight at our next annual meeting aimed at putting two of the hedge fund’s nominees on your Company’s Board of Directors. This proxy contest has, in effect, already begun, with the hedge fund currently waging a massive media campaign to attack your Company, its directors and its management. It is disturbing that this hedge fund has taken the playbook from the most negative of political campaigns and transplanted those tactics for use in a baseless and disruptive corporate campaign. I want you to know that just last week, to clear away the confusion created by the baseless accusations of this hedge fund, we made a voluntary filing with the Securities and Exchange Commission where we disclosed detailed information regarding the transactions cited in this negative campaign.
We are moving ahead with great momentum.
This is an exciting time for all of us. We are building a better bank. We are focused on building better returns for all shareholders. We are proud of what we are building. When you cut through the smoke and mirrors of the hedge fund’s negative campaign and look closely at the Independence and Santander transactions, we believe you will like what you see.
Thank you for your continued support. Wishing you and your family a safe and happy holiday season.
Best regards,
/s/
Jay Sidhu
Chairman, President and Chief Executive Officer

Sovereign Bancorp, Inc. and its directors and officers may be deemed to be participants in the solicitation of proxies from shareholders of Sovereign in connection with the election of directors at the 2006 annual meeting of shareholders. Information regarding the names of Sovereign’s directors and executive officers and their respective interests in
Sovereign by security holdings or otherwise is set forth in Sovereign’s proxy statement relating to the 2005 annual meeting of shareholders, which may be obtained free of charge at the SEC’s website at http://www.sec.gov and Sovereign’s website at http://www.sovereignbank.com. Additional information regarding the interests of such potential participants will be included in the Proxy Statement and other relevant documents to be filed with the SEC in connection with Sovereign’s 2006 annual meeting of shareholders.
Sovereign Bancorp, Inc. will file a Proxy Statement on Schedule 14A with the SEC in connection with its 2006 annual meeting of shareholders, which, when filed, will be available free of charge at the SEC’s website at http://www.sec.gov. Investors and security holders are advised to read Sovereign’s Proxy Statement, when available, and the other materials to be filed by Sovereign related to the proxy solicitation, when available, because they will contain important information. Investors and security holders may obtain a free copy of the Proxy Statement on Schedule 14A and all other related material to be filed by Sovereign with the SEC (when they are filed and become available) free of charge at the SEC’s website at http://www.sec.gov or by contacting Sovereign’s proxy solicitors, Innisfree M&A Incorporated at 1-888-750-5834 or Mackenzie Partners, Inc. at 1-800-322-2885. Sovereign also will provide a copy of these materials without charge at the Investor Relations section of its website at http://www.sovereignbank.com.

Sovereign Bancorp, Inc., (“Sovereign”) (NYSE: SOV), is the parent company of Sovereign Bank, a $63 billion financial institution with more than 650 community banking offices, over 1,000 ATMs and approximately 10,000 team members with principal markets in the Northeast United States. Sovereign offers a broad array of financial services and products including retail banking, business and corporate banking, cash management, capital markets, trust and wealth management and insurance. Sovereign is the 18th largest banking institution in the United States. For more information on Sovereign Bank, visit http://www.sovereignbank.com or call 1-877-SOV-BANK.
Sovereign Bancorp, Inc. and its directors and officers may be deemed to be participants in the solicitation of proxies from shareholders of Sovereign in connection with the election of directors at the 2006 annual meeting of shareholders. Information regarding the names of Sovereign’s directors and executive officers and their respective interests in Sovereign by security holdings or otherwise is set forth in Sovereign’s proxy statement relating to the 2005 annual meeting of shareholders, which may be obtained free of charge at the SEC’s website at http://www.sec.gov and Sovereign’s website at http://www.sovereignbank.com. Additional information regarding the interests of such potential participants will be included in the Proxy Statement and other relevant documents to be filed with the SEC in connection with Sovereign’s 2006 annual meeting of shareholders.
Sovereign Bancorp, Inc. will file a Proxy Statement on Schedule 14A with the SEC in connection with its 2006 annual meeting of shareholders, which, when filed, will be available free of charge at the SEC’s website at http://www.sec.gov. Investors and security holders are advised to read Sovereign’s Proxy Statement, when available, and the other materials to be filed by Sovereign related to the proxy solicitation, when available, because they will contain important information. Investors and security holders may obtain a free copy of the Proxy Statement on Schedule 14A and all other related material to be filed by Sovereign with the SEC (when they are filed and become available) free of charge at the SEC’s website at http://www.sec.gov or by contacting Sovereign’s proxy solicitors, Innisfree M&A Incorporated at 1-888-750-5834 or Mackenzie Partners, Inc. at 1-800-322-2885. Sovereign also will provide a copy of these materials without charge at the Investor Relations section of its website at http://www.sovereignbank.com.